Exhibit 99.1

Record Quarterly Core EPS at $0.68 for March 2014

CINCINNATI, OHIO, June 13, 2014 – Multi-Color Corporation (NASDAQ: LABL) fourth quarter core earnings per share increased 21% to $0.68 per diluted share from $0.56 in the prior year quarter. Revenues of $194 million and 20% gross margins drove the March 2014 quarter to a record core EPS of $0.68 and ended the fiscal year at $2.14 core EPS.

Fiscal 2014 highlights:

“Fiscal 2014 revenues of $706 million were up $47 million on the prior year. March 2014 quarter revenues increased to $194 million, excluding DI-NA-CAL’s January revenues (pre-close), which historically average $5 million per month. Fiscal 2014 saw an unusually high number of printing press installations (new and transfers), four plant ERP and SAP installations, and two plant closures. One-off expenses, including severance, significantly reduced core earnings but stand us in good stead for fiscal 2015. In addition, we made six acquisitions during the year with annualized revenues over $120 million,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

•	Net revenues increased 7% to $706.4 million from $659.8 million in the prior year. Acquisitions occurring after the beginning of fiscal 2013 accounted for a 7% increase in revenue. Organic revenues increased 3% in volume, offset by a 2% decrease due to the unfavorable impact of sales mix and pricing. Foreign exchange rates, primarily driven by the depreciation of the Australian dollar, led to a decrease of 1% in revenues year over year.

•	Gross profit increased $5.7 million or 5% compared to the prior year. Acquisitions occurring after the beginning of fiscal 2013 contributed $6.1 million to the increase. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 4% or $5.4 million. Core gross margins were 19% of net revenues for both fiscal 2014 and fiscal 2013.

•	Selling, general and administrative (SG&A) expenses increased $3.2 million or 6% compared to the prior year. SG&A increased $3.7 million due primarily to the impact of acquisitions occurring after the beginning of fiscal 2013, partially offset by a decrease of $0.8 million due to the favorable impact of foreign exchange rates, primarily driven by depreciation in the Australian dollar. Core SG&A was 8% of net revenues for both fiscal 2014 and fiscal 2013.

•	Non-core items included in SG&A expenses in fiscal 2014 consisted of $1.2 million of acquisition expense related to fiscal 2014 acquisitions, $1.2 million related to plant consolidation expense for the El Dorado Hills facility, and $1.1 million of costs related to integration expense for the plant acquired from the Labelmakers Wine Division during the first quarter of fiscal 2014. In fiscal 2013, the Company incurred $1.5 million of expense related to the consolidation of its manufacturing facilities located in Montreal, Canada and Kansas City, Missouri, $1.3 million of acquisition expense related to fiscal 2013 acquisitions, and $0.1 million related to plant consolidation expense.

•	Operating income decreased $10.6 million or 15% compared to the prior year, due primarily to a goodwill impairment loss related to the Latin America Wine & Spirit reporting unit of $13.5 million. Acquisitions occurring after the beginning of fiscal 2013 contributed $2.5 million to operating income. Core operating income increased 4% to $77.3 million from $74.2 million in the prior year. Non-core items relate to acquisition expense, integration expense, plant consolidation expense, charges related to inventory purchase accounting in both periods and goodwill impairment loss in fiscal 2014.

•	Other income, net was $5,910 in fiscal 2014 compared to $219 in the prior year. Supplemental purchase price amounts were due to the sellers of the Labelgraphics and John Watson businesses acquired in fiscal 2013 and 2014, respectively. During the fourth quarter of 2014, adjustments were made to other income for $2,451 to adjust the supplemental purchase accruals to management’s best estimate of the liability. During the third quarter of fiscal 2014, we recorded income of $3,800 related to settlement of a legal claim. Core other expense, net was $341 in fiscal 2014 compared to other income, net of $219 in the prior year.

•	Interest expense decreased $0.5 million or 2% compared to the prior year. The decrease is due to the partial release of reserves related to uncertain tax positions and the related accrued interest during fiscal 2014. Core interest expense increased $0.4 million or 2% compared to the prior year.

•	The Company had $478.2 million of debt at March 31, 2014 compared to $402.9 million at March 31, 2013. In February 2014, the company borrowed $80.7 million to finance the DI-NA-CAL© acquisition. During fiscal 2014, the company borrowed $138 million, including acquired debt, in relation to acquisitions, and paid down $62.7 million of the additional borrowings.

•	The effective tax rate decreased to 36% in fiscal 2014 from 38% in the prior year due primarily to the partial release of reserves related to uncertain tax positions following the closure of tax audits. The effective tax rate on core net income was 35% in fiscal 2014. The Company expects its annual effective tax rate to be approximately 35% in fiscal 2015.

•	Diluted earnings per share (EPS) decreased 9% to $1.70 per diluted share from $1.86 in the prior year. Excluding the impact of the non-core items noted below, core EPS increased 6% to $2.14 per diluted share from $2.02 per diluted share in the prior year.

•	Net Income Attributable to Multi-Color Corporation decreased to $28.2 million from $30.3 million in the prior year. Core Net Income increased to $35.6 million from $33.0 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2014 and 2013.

	Year Ended
	03/31/14	Diluted	03/31/13	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$28,224	$1.70	$30,300	$1.86
Integration Expense, Net	781	0.05	1,040	0.06
Acquisition Expense, Net	1,137	0.07	124	0.01
Supplemental Purchase Price Adjustments, Net	(2,451)	(0.15)	—	—
Loss on Currency Repatriation, Net	312	0.02	—	—
Legal Claim Agreement, Net	(3,800)	(0.23)	—	—
Plant Consolidation Expense, Net	738	0.04	1,194	0.07
Inventory Purchase Accounting Charge, Net	120	0.01	344	0.02
Goodwill Impairment Loss, Net	13,475	0.81	—	—
Release of Reserve Uncertain Tax Positions, Net	(2,981)	(0.18)	—	—

Core Net Income and Diluted EPS, (Non-GAAP)	$35,555	$2.14	$33,002	$2.02

Fourth Quarter highlights:

•	Net revenues increased 15% to $193.5 million from $168.0 million compared to the prior year quarter. Net revenues increased $26.5 million due to fiscal 2014 acquisitions. Acquisitions occurring after the beginning of fiscal 2013 accounted for a 16% increase in revenue. Organic revenues increased 3% in volume, offset by a 2% decrease due to the unfavorable impact of sales mix and pricing. Foreign exchange rates, primarily driven by the depreciation of the Australian dollar, led to a decrease of 2% in revenues year over year.

•	Gross profit increased $4.4 million or 13% compared to the three months ended March 31, 2013. Acquisitions occurring after the beginning of fiscal 2013 contributed $4.5 million to the increase. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 13% or $4.6 million. Core gross margins were 20% of net revenues for the current year quarter.

•	Core SG&A, as a percent of net revenues, was 8% in both the current and prior year quarters. Selling, general and administrative (SG&A) expenses increased $2.3 million or 17% compared to the prior year quarter. Non-core items included in SG&A expenses in the three months ended March 31, 2014 consisted of $0.2 million of acquisition expenses related to fiscal 2014 acquisitions and $(0.2) million related to plant consolidation costs for the closure of the El Dorado Hills, California facility.

•	Operating income decreased $11.1 million to $10.1 million compared to $21.2 million in the three months ended March 31, 2013 due primarily to a goodwill impairment loss related to the Latin America Wine & Spirit reporting unit of $13.5 million. Acquisitions contributed $2.5 million to operating income. Core operating income increased 12% to $23.8 million from $21.2 million in the prior year quarter. Non-core items in the three months ended March 31, 2014 relate to goodwill impairment loss, acquisition expense, plant consolidation expense, and charges related to inventory purchase accounting.

•	Other income, net was $2,369 in the three months ended March 31, 2014 compared to other expense, net of $167 in the prior year quarter. Supplemental purchase price amounts were due to the sellers of the Labelgraphics and John Watson businesses acquired in fiscal 2013 and 2014, respectively. During the fourth quarter of 2014, adjustments were made to other income for $2,451 to adjust the supplemental purchase accruals to management’s best estimate of the liability. Core other expense, net was $82 in the three months ended March 31, 2014 compared to $167 in the prior year quarter.

•	The effective tax rate was 55% in the three months ended March 31, 2014 compared to 42% in the prior year quarter due primarily to the impact of goodwill impairment that was non-deductible for tax purposes. This was somewhat offset by the partial release of reserves related to uncertain tax positions. The effective tax rate on core net income was 34% in the three months ended March 31, 2014.

•	Diluted earnings per share (EPS) decreased to $0.18 per diluted share from $0.56 per diluted share in the three months ended March 31, 2013. Excluding the impact of the non-core items noted below, core EPS increased 21% to $0.68 per diluted share from $0.56 per diluted share in the prior year quarter. Net Income decreased to $3.1 million from $9.2 million in the prior year quarter due primarily to non-core items including goodwill impairment loss of $13.5 million in relation to the Latin America Wine & Spirit reporting unit. Core net income increased to $11.3 million from $9.2 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2014 and 2013:

	Three Months Ended
	03/31/14	Diluted	03/31/13	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$3,053	$0.18	$9,152	$0.56
Acquisition Expense, Net	230	0.01	—	—
Supplemental Purchase Price Adjustments, Net*	(2,451)	(0.14)	—	—
Plant Consolidation Expense, Net	(136)	(0.01)	—	—
Inventory Purchase Accounting Charge, Net	120	0.01	—	—
Goodwill Impairment Loss, Net	13,475	0.81	—	—
Release of Reserve Uncertain Tax Positions, Net	(2,981)	(0.18)	—	—

Core Net Income and Diluted EPS, (Non-GAAP)	$11,310	$0.68	$9,152	$0.56

*	Including rounding adjustment

Refer to the tables in Exhibit B for a reconciliation of adjustments made to Gross Profit, Operating Income, SG&A Expenses, Other (Income) Expense, Net, Interest Expense, and Effective Tax Rate between reported GAAP and Non-GAAP results,.

Fourth Quarter and Fiscal Year 2014 Earnings Conference Call and Webcast

The Company will hold a conference call on June 13, 2014 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4214 (participant code 21202873) or for international access, please call 617-213-4866 (participant code 21202873) by 9:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on Friday, June 13, 2014 through 11:59 p.m. (ET) on Friday, June 27, 2014 by calling 888-286-8010 (participant code 36897206) or internationally, by calling 617-801-6888 (participant code 36897206). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PWX7AUK4J. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-

looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward- looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; the Company’s ability to remediate our material weakness in our internal control over financial reporting; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,250 associates across 31 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Year Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net revenues	$193,519	$167,985	$706,432	$659,815
Cost of revenues	154,507	133,414	574,375	533,464

Gross profit	39,012	34,571	132,057	126,351
Gross margin	20%	21%	19%	19%
Selling, general & administrative expenses	15,626	13,323	57,293	54,115
Facility closure expense (income), net	(216)	—	1,166	1,531
Goodwill impairment	13,475	—	13,475	—

Operating income	10,127	21,248	60,123	70,705
Interest expense	5,733	5,388	21,776	22,237
Other (income) expense, net	(2,369)	167	(5,910)	(219)

Income before income taxes	6,763	15,693	44,257	48,687
Income tax expense	3,710	6,541	16,033	18,387

Net income	$3,053	$9,152	$28,224	$30,300

Basic earnings per share	$0.19	$0.57	$1.73	$1.88
Diluted earnings per share	$0.18	$0.56	$1.70	$1.86
Basic shares outstanding	16,409	16,186	16,342	16,145
Diluted shares outstanding	16,660	16,397	16,599	16,332

Multi-Color Corporation

Selected Balance Sheet Information

(in 000’s except per share data)

Unaudited

	March 31, 2014	March 31, 2013
Current Assets	$213,424	$190,544
Total Assets	$964,466	$839,550
Current Liabilities	$156,431	$122,437
Total Liabilities	$666,719	$564,526
Stockholders’ Equity	$297,747	$275,024
Total Debt	$478,202	$402,856

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A, core operating income, core interest expense, core other income (expense), net, core net income, core diluted earnings per share, and core effective tax rate. These non-GAAP financial measurements are adjusted to exclude the following non-core items: severance related expenses, plant consolidation expenses, purchase accounting charges and acquisition-related expenses, release of certain tax positions, goodwill impairment charges, and supplemental purchase price adjustments related to FY13 and FY14 acquisitions. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, interest expense, other (income) expense, net, net income, diluted EPS, and effective tax rate adjusted to exclude the effect of the non-core items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months and fiscal year ended March 31, 2014 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A expenses, Other (Income) Expense, Net, Interest Expense, and Effective Tax Rate between reported GAAP and Non-GAAP results for the three months ended and fiscal years ended March 31, 2014 and 2013:

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$39,012	$34,571	$132,057	$126,351
Inventory purchase accounting charge	190	—	190	458

Core gross profit, (Non-GAAP)	$39,202	$34,571	$132,247	$126,809

Core gross profit, (Non-GAAP) as a % of net revenues	20.3%	20.6%	18.7%	19.2%

Core Operating Income:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$10,127	$21,248	$60,123	$70,705
Integration expense	—	—	1,116	1,337
Acquisition expense	230	—	1,201	128
Inventory purchase accounting charge	190	—	190	458
Goodwill impairment	13,475	—	13,475	—
Plant consolidation expense	(216)	—	1,166	1,531

Core operating income, (Non-GAAP)	$23,806	$21,248	$77,271	$74,159

Core operating income, as a % of net revenues (Non-GAAP)	12.3%	12.6%	10.9%	11.2%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$15,626	$13,323	$57,293	$54,115
Integration expense	0	—	(1,116)	(1,337)
Acquisition expense	(230)	—	(1,201)	(128)
Plant consolidation expense	216	—	(1,166)	(1,531)

Core SG&A expenses, (Non-GAAP)	$15,612	$13,323	$53,810	$51,119

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.1%	7.9%	7.6%	7.7%

Core Other Income (Expense), Net:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Other (income) expense, net, as reported	$(2,369)	$167	$(5,910)	$(219)
Legal claim agreement	—	—	3,800	—
Supplemental purchase price adjustments	2,451	—	2,451	—
Core other (income) expense,

Net (Non-GAAP)	$82	$167	$341	$(219)

Core Interest Expense:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest expense, as reported	$5,733	$5,388	$21,776	$22,237
Interest expense, uncertain tax positions	840	—	840	—

Core interest expense, (Non-GAAP)	$6,573	$5,388	$22,616	$22,237

Core Effective Tax Rate:

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$6,763	$15,693	$44,257	$48,687
Non-core items	10,389	—	10,369	2,706

Core income before income taxes, (Non-GAAP)	$17,152	$15,693	$54,626	$51,393

	Three Months Ended		Year Ended
	03/31/14	03/31/13	03/31/14	03/31/13
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$3,710	$6,541	$16,033	$18,387
All other non-core items	(9)	—	897	752
Release of reserve for uncertain tax positions	2,140	—	2,140	—

Core income tax expense, (Non-GAAP)	$5,841	$6,541	$19,070	$19,139

Effective tax rate	55%	42%	36%	38%
Core effective tax rate (Non-GAAP)	34%	42%	35%	37%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311